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                                                                   EXHIBIT 10.26

RESOLVED, that the Company does hereby amend the KSOP, effective as of the Effective Date (as defined under the Plan), as follows:

          Notwithstanding anything in the Plan to the contrary, if no more than one-third ( 1/3) of the Employer Regular ESOP Contributions and Employer Matching ESOP Contributions to the Plan for a given Plan Year, which are deductible under Code section 404(a)(9), are allocated to Highly Compensated Employees, the limitations imposed by Code section 415 shall not apply to:

             (A) Forfeitures of Employer Securities under the Plan, if such securities were acquired with the proceeds of a loan (as described in Code section 404(a)(9)(A)), or

             (B) Employer Regular ESOP Contributions or Employer Matching ESOP Contributions to the Plan which are deductible under Code section 404(a)(9)(B) and charged against the applicable Participant's Account(s).